 Exhibit 3.1

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
OF
THE SERIES B NON-VOTING CONVERTIBLE PREFERRED STOCK
OF
RUMBLEON, INC.

Pursuant to Section 78.1955 of the Nevada Revised Statutes, it is hereby certified that:

WHEREAS, the name of the Company (hereinafter called the “Company”) is RumbleOn, Inc., a Nevada corporation.

WHEREAS, the Articles of Incorporation of the Company, as amended (the “Articles of Incorporation ”) authorizes the issuance of 10 million (10,000,000) shares of preferred stock, $0.001 par value per share, and expressly authorizes the Board of Directors of the Company (the “Board”) to designate, out of the undesignated shares of preferred stock, one or more series, and to determine or change by resolution for each such series its designation, the number of shares of such series, the powers, preferences and rights and the qualifications, limitations, or restrictions for the shares of such series.

WHEREAS, the Board, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions designating a new series of preferred stock as Series B Non-Voting Convertible Preferred Stock.

RESOLVED, that the Board deems it advisable to, and hereby does, designate a Series B Non-Voting Convertible Preferred Stock and fixes and determines the preferences, rights, qualifications, limitations and restrictions relating to the Series B Non-Voting Convertible Preferred Stock as follows, in addition to any set forth in the Articles of Incorporation:

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” shall have the meaning ascribed to it pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended.

 “Business Day” means any day except Saturday, Sunday, and any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

“Common Stock” means the Company’s Class B common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed into.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series B Preferred in accordance with the terms hereof.

“Equity Securities” means all shares of capital stock of the Company, including, without limitation, all securities convertible into or exchangeable for shares of capital stock of the Company, and all options, warrants, and other rights to purchase or otherwise acquire from the Company shares of such capital stock, including any stock appreciation or similar rights, contractual or otherwise.

“Holder” shall mean any owner of shares of Series B Preferred.

 “Person” means an individual, entity, corporation, partnership, association, limited liability company, limited liability partnership, joint–stock company, trust or unincorporated organization.

Section 2. Designation and Amount. The series of preferred stock designated by this Certificate of Designation shall be designated as the Company’s Series B Non-Voting Convertible Preferred Stock (the “Series B Preferred”), with 2,500,000 shares designated as Series B Preferred.

Section 3. Rank. As long as any shares of Series B Preferred remain outstanding, such shares of Series B Preferred shall, with respect to (i) any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, (ii) any merger or consolidation of the Company with or into another Person, (iii) any sale of all or substantially all of its assets in one transaction or a series of related transactions, (iv) any tender offer or exchange offer (whether by the Company or another Person) pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, (v) any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (vi) declaration or payment of a dividend on the Common Stock, rank pari passu with the Common Stock, and shall be treated in the case of any such event on an as-converted basis.

Section 4. Voting Rights. Except as required by law, the Holders of Series B Preferred shall not be entitled to vote, as a separate class or otherwise, on any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting).

Section 5. Conversion.

(a) Conversion Date. Subject to the provisions of this Section 5, each share of Series B Preferred shall automatically convert into Common Stock on the later of (i) 21 days after the mailing of a definitive information statement of the type contemplated by and in accordance with Regulation 14C of the Securities Exchange Act of 1934, as amended, to the Company’s stockholders and (ii) receipt of approval from the Nasdaq for the listing of the Conversion Shares (such date, the “Conversion Date”), without any further action on the part of the Company or any Holder. All accrued and unpaid dividends on the shares being converted pursuant to this Section 5(a) shall be paid in cash on the applicable Conversion Date.

(b) Conversion Ratio. The number of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock issuable upon conversion of each share of Series B Preferred shall be equal to the product obtained by multiplying each such share of Series B Preferred being converted by one (1) (subject to adjustment in the event of any stock split, stock dividend, combination, recapitalization, reorganization, reclassification or other similar event as set forth herein, the “Conversion Ratio”).

 (c) Mechanics of Conversion.

i. Delivery of Shares Upon Conversion. As soon as practicable after the Conversion Date, the Company shall deliver, or cause to be delivered to each Holder a copy of the irrevocable instructions to the Company’s transfer agent instructing the transfer agent to issuance, in book entry form, of the number of Conversion Shares being acquired upon the conversion of shares of Series B Preferred then held by such Holder, which will contain any restrictive notation required by the Securities Act. The Person in whose name the certificate or certificates in book entry form for Common Stock are to be issued shall be deemed to have become a stockholder of Common Stock of record on the date of such occurrence.

ii. Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series B Preferred, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of Series B Preferred, not less than such aggregate number of shares of the Common Stock as are issuable upon the conversion of all outstanding shares of Series B Preferred. The Company covenants that all shares of Common Stock so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable and all outstanding shares of Series B Preferred shall be deemed cancelled.

iv. Transfer Taxes. Any transfer, documentary stamp or similar taxes arising on account of a conversion of any shares of Series B Preferred shall be the responsibility of and paid by the Holder. Furthermore, the Company will not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion. The Company will not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof will have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(d) Record Holder. The Person or Persons entitled to receive the Conversion Shares shall be treated for all purposes as the record holder or holders of such shares on the Conversion Date until the subsequent transfer thereof.

Section 6. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by facsimile, electronic mail, or sent by a nationally recognized overnight courier service, addressed to the Company, at the address of its principal office or such other address as the Company may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, electronic mail, or sent by a nationally recognized overnight courier service addressed to each Holder at the address of such Holder appearing on the books of the Company, or if no such address appears on the books of the Company, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or upon actual receipt by the party to whom such notice is required to be given.

(b) Lost or Mutilated Series B Preferred Certificate. If a Holder’s Series B Preferred certificate, if any, becomes mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series B Preferred so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof reasonably satisfactory to the Company and any of additional documentation the transfer agent of the Company may require.

(c) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation will be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof. The Company and, by accepting Series B Preferred, each Holder agree that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Certificate of Designation (whether brought against the Company or a Holder or their respective affiliates, directors, officers, shareholders, employees or agents) may be commenced only in the state and federal courts sitting in the State of Nevada. The Company and, by accepting Series B Preferred, each Holder hereby irrevocably submit to the exclusive jurisdiction of such courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waive, and agree not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such courts, or such courts are improper or inconvenient venue for such proceeding. The Company and, by accepting Series B Preferred, each Holder hereby irrevocably waive personal service of process and consent to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. The Company and, by accepting Series B Preferred, each Holder hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If the Company or any Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(d) Waiver. Any waiver by the Company or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Company or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Company or a Holder must be in writing.

(e) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

(f) Status of Converted Series B Preferred. If any shares of Series B Preferred shall be converted or reacquired by the Company, such shares shall resume the status of authorized but unissued preferred stock of the Company.

(g) Non-circumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Incorporation , bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designation, and will at all times in good faith carry out all the provisions of this Certificate of Designation and take all action as may be required to protect the rights of the Holders.

(h) Amendment. The terms of this Certificate of Designation shall not be amended except with the consent of the Holders of a majority of the outstanding Series B Preferred voting as one class.

[Signature on next page.]

IN WITNESS WHEREOF, this Certificate of Designation has been executed by a duly authorized officer of the Company as of this 25th day of October, 2018.

Company Name RUMBLEON, INC.

By:	/s/ Marshall Chesrown
Name: Marshall Chesrown
Title: Chief Executive Officer